EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated March 28, 2008, accompanying the consolidated financial statements and schedule included in the Annual Report of Carrington Laboratories, Inc. on Form 10-K as of and for the years ended December 31, 2007 and 2006. We hereby consent to the incorporation by reference of said report in the Prospectus constituting a part of this Registration Statement of Carrington Laboratories, Inc. on Form S-1. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Weaver and Tidwell, L.L.P.
WEAVER AND TIDWELL, L.L.P.

Dallas, Texas
April 16, 2008